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                                              Exhibit 23




                    Consent of PricewaterhouseCoopers, L.L.P.



The Board of Directors
FirstMerit Corporation


         We consent to incorporation by reference in Registration Statement Nos. 33-7266, 33-47074, 33-47147, 33-57076, 33-57557, 333-57439, 33- 63101 and
333-63797 on Forms S-8, of (i) our report dated March 11, 1999, relating to the supplemental consolidated balance sheets of FirstMerit Corporation and subsidiaries as of December 31,1998 and 1997, and the related supplemental consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1998, which report appears as Exhibit 99 to the 1998 Annual Report on Form 10-K of FirstMerit Corporation (ii) our report dated April 10, 1999, relating to the Statements of Net Assets Available for Plan Benefits of Employee Stock Purchase Plan at December 31, 1998 and 1999 and the Statements of Changes in Net Assets Available for Plan Benefits for the years then ended; and (iii) our report dated April 10, 1999, relating to the Statements of Net Assets Available for Plan Benefits of Employees' Salary Savings Retirement Plan at December 31, 1998 and 1997, and the Statement of Changes in Net Assets Available for Plan Benefits for the period ended December 31, 1998; all of such reports appear in Amendment No. 1 to the 1998 annual report on Form 10-K of FirstMerit Corporation.



/s/ PricewaterhouseCoopers, L.L.P.

April 23, 1998